UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): August 9, 2007

MILLIPORE CORPORATION

(Exact name of registrant as specified in its charter)

MASSACHUSETTS	001-09781 (0-1052)	04-2170233
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

290 Concord Road, Billerica, Massachusetts 01821

(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone number, including area code: (978) 715-4321

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 9, 2007, the Board of Directors of Millipore Corporation (the “Company”) authorized an Executive Termination Agreement (the “Termination Agreement”) and an Officer Severance Agreement (the “Severance Agreement”) between the Company and Dr. Martin D. Madaus, the Company’s President and Chief Executive Officer. On the same date, the Company entered into each of the Termination Agreement and the Severance Agreement with Dr. Madaus, each such agreement being dated as of August 8, 2007. The Termination Agreement and the Severance Agreement by their terms supersede and replace in their entirety the Executive Termination Agreement between the Company and Dr. Madaus dated January 1, 2005 and the Officer Severance Agreement between the Company and Dr. Madaus dated January 1, 2005.

A brief description of the material terms of each of the Termination Agreement and the Severance Agreement is provided below. This description of the Termination Agreement and the Severance Agreement is qualified in its entirety by reference to the actual Termination Agreement and Severance Agreement, which are filed as Exhibits 10.1 and 10.2 to this Form 8-K, and are hereby incorporated by reference.

Termination Agreement

The Termination Agreement has an initial term ending on March 1, 2011. This agreement provides that, if Dr. Madaus’ employment is terminated within two years after a change in control of the Company, either by the Company without “cause” or by Dr. Madaus for “good reason”, he will receive a cash severance payment six months and one day after such employment termination, equal to three times the sum of (a) his base salary plus (b) the greater of (i) his target annual bonus for the year of termination and (ii) the average annual bonus he received for the three most recently completed calendar years. He will also be entitled to thirty-six (36) months of continued health, dental, disability and life insurance benefits following such termination, a pro-rata bonus for the year of termination and a tax gross-up if any of the payments and benefits are subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. Any equity awards that Dr. Madaus holds will only be accelerated upon a change in control of the Company if the acquirer in such transaction does not assume or substitute for such awards. Equity awards that do not immediately accelerate upon a change in control will thereafter accelerate if the Company subsequently terminates Dr. Madaus’ employment without “cause” or Dr. Madaus resigns for “good reason”. Dr. Madaus’ right to receive the severance benefits is conditioned on his complying with provisions restricting his ability to compete against the Company and solicit the Company’s employees and clients and on his signing a release.

Severance Agreement

The Severance Agreement has an initial term ending on March 1, 2011. This agreement provides that if Dr. Madaus’ employment is terminated by the Company without “cause” (other than following a change in control of the Company), he will receive cash severance benefits equal to two times the sum of his base salary and the target annual bonus for the year of termination. Cash severance benefits are paid by continuing Dr. Madaus’ salary for six months and paying the remaining balance immediately thereafter in a single lump sum payment. He will also be entitled to twenty-four (24) months of continued health, dental, disability and life insurance benefits following such termination, a pro-rata bonus for the year of termination, certain outplacement services and partial acceleration of unvested equity awards that he holds at the time of his employment termination. Dr. Madaus’ right to receive the severance benefits is conditioned on his complying with provisions restricting his ability to compete against the Company and solicit the Company’s employees and clients and on his signing a release.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Title
10.1	Executive Termination Agreement with Martin D. Madaus dated August 8, 2007

10.2	Officer Severance Agreement with Martin D. Madaus dated August 8, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILLIPORE CORPORATION

/s/ Jeffrey Rudin
Jeffrey Rudin
Vice President and General Counsel

Date: August 14, 2007

EXHIBIT INDEX

Exhibit Number	Title
10.1	Executive Termination Agreement with Martin D. Madaus dated August 8, 2007

10.2	Officer Severance Agreement with Martin D. Madaus dated August 8, 2007